PRESS RELEASE

SEACOR MARINE ANNOUNCES RESULTS FOR ITS
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017

Houma, Louisiana
August 10, 2017

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company”) today announced its results for its second quarter and six months ended June 30, 2017.
For the second quarter and six months ended June 30, 2017, net loss attributable to SEACOR Marine Holdings Inc. was $34.0 million ($1.93 per diluted share) and $41.4 million ($2.34 per diluted share), respectively. For the second quarter and six months ended June 30, 2016, net loss attributable to SEACOR Marine Holdings Inc. was $30.6 million ($1.73 per diluted share) and $42.5 million ($2.41 per diluted share), respectively.
John Gellert, the Company’s Chief Executive Officer, commented:
“The second quarter of 2017 was transformational for SEACOR Marine. Following our spin-off from SEACOR Holdings, we are now a company with a single investment focus on offshore marine services. We are well-positioned for the future due to our financial stability and specialized fleet focused on production and maintenance services.
“Direct vessel profit (“DVP”) declined in the second quarter to $1.5 million from $4.5 million in the first quarter. Our six months results included reactivation and mobilization costs of $12.1 million on bringing cold-stacked vessels into active service plus main engine overhaul costs of $4.0 million. We believe the additional expenses (and use of cash) from reactivating equipment will prove worthwhile, and our active fleet experienced increased overall utilization in the second quarter, especially in our U.S. liftboat and North Sea windfarm operations. Although our business mix is increasingly seasonal and the outlook for platform supply and anchor handling towing supply vessels continues to be challenging, we believe that demand for our mix of assets is better today than last year and will continue to improve.
“Our balance sheet and operating results for the quarter reflect the consolidation of: (i) the Sea-Cat Crewzer joint ventures owning four catamarans following the acquisition of our partners’ 50% interest at the end of April and (ii) Falcon Global LLC (“Falcon Global”), our partnership owning two newbuild liftboats in the Middle East, when we obtained voting control at the end of the first quarter. The acquired interests in the catamarans and the newly delivered liftboats further diversify our asset base and, we believe, offer good prospects for the future.
“Finally, I am pleased to announce that one of our subsidiaries entered into a definitive agreement to create a joint venture with Montco Offshore, Inc. pursuant to which we and Montco would contribute in the aggregate 19 liftboat vessels to the venture, including Falcon Global’s two newbuild liftboats. Montco had previously filed a voluntary petition for relief under U.S. bankruptcy laws and today the bankruptcy court has approved our subsidiary as the sponsor of Montco’s plan of reorganization. Closing would occur after Montco’s plan of reorganization has been approved. Additional details about the transaction will be set forth in a Current Report on Form 8-K that we intend to file tomorrow.”
Net loss attributable to SEACOR Marine Holdings Inc. for the second quarter ended June 30, 2017 of $34.0 million ($1.93 per diluted share) compared with a net loss of $7.4 million ($0.42 per diluted share) for the first quarter ended March 31, 2017. Results for the second quarter ended June 30, 2017 included:

•	Reactivation and mobilization costs of $6.9 million on activating cold-stacked vessels;

•	Maintenance costs of $4.0 million on the replacement of main engines in two fast support vessels (expensed rather than capitalized in accordance with the Company’s capital expenditure policies);

•
Administrative and general expenses of $6.7 million on the accelerated vesting of share awards previously granted to Company personnel by SEACOR Holdings Inc. (the Company’s former parent company, “SEACOR Holdings”) upon the Company’s spin-off from SEACOR Holdings;

•	Administrative and general expenses of $3.4 million on non-deductible spin-off related expenses reimbursed to SEACOR Holdings upon the Company’s spin-off from SEACOR Holdings;

•	Non-cash impairment charges of $5.7 million primarily associated with one leased-in supply vessel removed from service as it is not expected to be marketed prior to being returned to its owner;

•
A full quarter’s results for the two foreign-flag liftboats owned and operated by Falcon Global, a 50% owned and consolidated subsidiary of the Company. During the preceding quarter, the Company’s partner declined to participate in a capital call from Falcon Global and, as a consequence, the Company obtained 100% voting control of Falcon Global and began to consolidate Falcon Global effective March 31, 2017, which at that time had cash on hand of $1.9 million and total debt of $58.3 million; and

•
Two month’s results for four high speed catamaran fast support vessels owned and operated by Sea-Cat Crewzer LLC and Sea-Cat Crewzer II LLC (collectively “Sea-Cat Crewzers”), each a 100% owned and consolidated subsidiary of the Company. On April 28, 2017, the Company acquired 100% controlling interests in Sea-Cat Crewzers through the acquisition of its partners’ 50% ownership interests for $15.7 million. At the time of acquisition, Sea-Cat Crewzers had cash on hand of $5.9 million and total debt of $41.2 million.

The Company’s reduced DVP for the six months ended June 30, 2017 and the one-time costs of $10.1 million associated with the Company’s spin-off from SEACOR Holdings significantly affected cash provided by operating activities. This release includes a table presenting cash from operating activities for the previous five quarters highlighting the impact.
A comparison of results for the second quarter ended June 30, 2017 with the preceding quarter ended March 31, 2017 is included below.
Operating Revenues. Time charter revenues were $8.1 million higher compared with the preceding quarter. On a total fleet basis, time charter revenues increased by $1.9 million from improved utilization on the active fleet, $3.4 million from improved utilization on the net reactivation of cold-stacked vessels, $2.2 million from net fleet additions (primarily due to Falcon Global and Sea-Cat Crewzers), and $0.6 million due to favorable changes in currency exchange rates.
During the six months ended June 30, 2017, the Company reactivated 13 vessels from cold-stacked status, cold-stacked five previously active vessels, sold two cold-stacked vessels and removed from service two cold-stacked vessels.
On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet increased from 38% to 43%, and average rates per day worked increased by 2% from $8,272 to $8,431. Days available for charter were 7% higher in the second quarter primarily due to net fleet additions and more operating days during the quarter. This release includes a table presenting time charter statistics by vessel class.
Direct Vessel Profit (“DVP”) by Region. DVP generated by the Company’s operating regions was $1.5 million compared with $4.5 million in the preceding quarter, a $3.0 million decline. Improvements in operating revenues of $8.0 million were offset by increased direct operating costs of $11.0 million. Personnel costs were $3.8 million higher primarily from the net reactivation of cold-stacked vessels and net fleet additions. Repairs and maintenance costs were $6.8 million higher primarily from the replacement of main engines in two fast support vessels for $4.0 million. Results by region are as follows:
United States, primarily Gulf of Mexico. Direct vessel loss was $1.1 million compared with $1.8 million in the preceding quarter, a $0.7 million improvement. Time charter revenues were $1.9 million higher, including $2.2 million for the liftboat fleet, primarily from improved utilization on the net reactivation of cold-stacked vessels. On a total fleet basis, including cold-stacked vessels, utilization increased from 7% to 13%, and average rates per day worked decreased from $10,133 to $9,619. Days available for charter were 2% higher in the second quarter primarily due to more operating days during the quarter. Improvements in operating revenues of $2.3 million were offset by increased direct operating costs of $1.6 million. Personnel costs were $1.1 million higher primarily as the result of the net reactivation of cold-stacked vessels. As of June 30, 2017, the Company had 32 of 42 owned and leased-in vessels cold-stacked in the U.S. (ten anchor handling towing supply vessels, 16 fast support vessels, five liftboats and one specialty vessel) compared with 35 of 44 vessels as of March 31, 2017. As of June 30, 2017, the Company

had one anchor handling towing supply vessel, one fast support vessel and one supply vessel retired and removed from service in this region.
Africa, primarily West Africa. Direct vessel loss was $1.3 million compared with DVP of $0.4 million in the preceding quarter, a $1.7 million decline. Time charter revenues were $1.9 million higher primarily due to net fleet additions. On a total fleet basis, including cold-stacked vessels, utilization increased from 61% to 67%, and average rates per day worked increased from $9,388 to $10,348. Days available for charter were 10% higher in the second quarter primarily due to net fleet additions and more operating days during the quarter. Improvements in operating revenues of $2.0 million were more than offset by increased direct operating costs of $3.7 million. Repairs and maintenance costs were $2.7 million higher primarily from the replacement of main engines in one fast support vessel for $2.0 million. As of June 30, 2017, the Company had one of 14 owned and leased-in vessels cold-stacked in Africa (one specialty vessel) compared with one of 13 vessels as of March 31, 2017. As of June 30, 2017, the Company had two fast support vessels retired and removed from service in this region.
Middle East and Asia. Direct vessel loss was $3.3 million compared with DVP of $0.5 million in the preceding quarter, a $3.8 million decline. Time charter revenues were $1.6 million higher primarily as the result of improved utilization of the active fleet, improved utilization on the net reactivation of cold-stacked vessels and net fleet additions. On a total fleet basis, including cold-stacked vessels, utilization increased from 49% to 55%, and average rates per day worked decreased from $7,017 to $6,580. Days available for charter were 21% higher in the second quarter primarily due to net fleet additions and more operating days during the quarter. Improvements in operating revenues of $0.8 million were offset by increased direct operating costs of $4.6 million. Personnel costs were $1.0 million higher primarily due to net fleet additions. Repairs and maintenance costs were $3.4 million higher primarily from the replacement of main engines in one fast support vessel for $2.0 million. As of June 30, 2017, the Company had three of 23 owned vessels cold-stacked in the Middle East and Asia (one supply vessel and two windfarm utility vessels) compared with two of 21 vessels as of March 31, 2017.
Brazil, Mexico, Central and South America. DVP was $1.0 million compared with $1.2 million in the preceding quarter. As of June 30, 2017, the Company had one of four owned vessels cold-stacked in Brazil, Mexico, Central and South America (one fast support vessel) compared with one of three vessels as of March 31, 2017. As of June 30, 2017, the Company had one supply vessel retired and removed from service in this region.
Europe, primarily North Sea. DVP was $6.2 million compared with $4.2 million in the preceding quarter, a $2.0 million improvement. Time charter revenues were $2.6 million higher, including $2.1 million from the wind farm utility fleet on seasonally improved market conditions, as a result of improved utilization of the active fleet of $2.0 million and favorable changes in currency exchange rates of $0.6 million. For the standby safety fleet, utilization was unchanged at 80%, and average rates per day worked increased from $8,131 to $8,457. For the wind farm utility fleet, utilization increased from 69% to 95%, and average rates per day worked increased from $2,005 to $2,124.
Administrative and general. Administrative and general expenses were $9.9 million higher compared with the preceding quarter primarily due to one-time costs associated with the Company’s spin-off from SEACOR Holdings on June 1, 2017. The Company incurred an additional expense of $6.7 million on the accelerated vesting of share awards previously granted to Company personnel by SEACOR Holdings and an additional expense of $3.4 million on non-deductible spin-off related expenses reimbursed to SEACOR Holdings.
Depreciation and amortization. Depreciation expenses were $2.1 million higher compared with the preceding quarter primarily due to net fleet additions.
Asset Dispositions and Impairments. During the second quarter, the Company recognized impairment charges of $5.7 million primarily associated with one leased-in supply vessel removed from service as it is not expected to be marketed prior to being returned to its owner and sold one supply vessel, two offshore support vessels previously retired and removed from service, and other equipment for net proceeds of $1.2 million and losses of $0.6 million. During the preceding quarter, the Company sold two liftboats, two offshore support vessels previously retired and removed from service, and other equipment for net proceeds of $8.8 million ($8.3 million in cash and $0.5 million of previously received deposits) and gains of $4.8 million.
Interest expense. Interest expense was $1.4 million higher compared with the preceding quarter primarily due to the debt facilities of Falcon Global and Sea-Cat Crewzers.
Marketable security activities. During the preceding quarter, marketable security gains of $11.7 million were primarily due to realized gains on a long security position exited by the Company.

Equity in earnings of 50% or less owned companies. Equity earnings were $1.1 million higher compared with the preceding quarter primarily due to equity losses recognized during the preceding quarter from Falcon Global.
Capital Commitments. As of June 30, 2017, the Company had unfunded capital commitments of $76.4 million that included six fast support vessels, three supply vessels and one wind farm utility vessel. These commitments included $15.4 million for one supply vessel that may be assumed by a third party at their option. The Company’s capital commitments by year of expected payment are as follows (in thousands):

Remainder of 2017	$10,457
2018	50,960
2019	13,219
2020	1,800
$76,436
Subsequent to June 30, 2017, the Company committed to purchase additional equipment for $12.3 million.
Liquidity and Debt. As of June 30, 2017, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $221.3 million and its total outstanding debt was $315.5 million (net of $35.7 million in discount and issue costs).

* * * * *
SEACOR Marine is among the leading providers of global marine and support transportation services to offshore oil and gas exploration, development and production facilities worldwide. SEACOR Marine currently operates a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provides construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, and provide safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act and related regulations are repealed, liability, legal fees and costs in connection with the provision of emergency response services, such as the response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Jones Act and related regulations on the amount of foreign ownership of the Company’s Common Stock, operational risks, effects of adverse weather conditions and seasonality, adequacy of insurance coverage, the ability to remediate the material weaknesses the Company has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in “Risk Factors” included in the Information Statement filed as Exhibit 99.1 to Amendment No. 3 to the Company’s Registration Statement on Form 10 and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information, contact Jesus Llorca, Executive Vice President - Corporate Development and Secretary, at (985) 876-5400 or visit SEACOR Marine’s website at www.seacormarine.com.

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Revenues	$42,323	$57,271	$76,627	$117,150
Costs and Expenses:
Operating	44,482	44,245	77,861	93,095
Administrative and general	21,705	11,929	33,531	24,327
Depreciation and amortization	14,633	15,254	27,136	30,092
	80,820	71,428	138,528	147,514
Losses on Asset Dispositions and Impairments, Net	(6,318)	(20,357)	(1,499)	(20,737)
Operating Loss	(44,815)	(34,514)	(63,400)	(51,101)
Other Income (Expense):
Interest income	275	987	1,125	2,398
Interest expense	(4,546)	(2,585)	(7,728)	(4,943)
SEACOR Holdings management fees	(1,283)	(1,925)	(3,208)	(3,850)
SEACOR Holdings guarantee fees	(75)	(31)	(151)	(157)
Marketable security gains (losses), net	(109)	(2,492)	11,629	(6,077)
Derivative gains (losses), net	(213)	163	(302)	3,061
Foreign currency losses, net	(1,094)	(819)	(1,283)	(2,379)
Other, net	—	—	(1)	265
	(7,045)	(6,702)	81	(11,682)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(51,860)	(41,216)	(63,319)	(62,783)
Income Tax Benefit	(13,800)	(13,742)	(17,222)	(20,568)
Loss Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(38,060)	(27,474)	(46,097)	(42,215)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,571	(3,315)	2,009	(1,154)
Net Loss	(36,489)	(30,789)	(44,088)	(43,369)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(2,497)	(209)	(2,701)	(830)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(33,992)	$(30,580)	$(41,387)	$(42,539)

Basic and Diluted Losses Per Common Share of SEACOR Marine Holdings Inc.	$(1.93)	$(1.73)	$(2.34)	$(2.41)

Basic and Diluted Weighted Average Common Shares Outstanding	17,631,567	17,671,356	17,651,352	17,671,356

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Operating Revenues:
Time charter	$38,803	$30,730	$38,047	$47,473	$49,234
Bareboat charter	1,156	1,143	1,169	1,967	3,045
Other marine services	2,364	2,431	5,145	4,685	4,992
	42,323	34,304	44,361	54,125	57,271
Costs and Expenses:
Operating, excluding leased-in equipment	40,792	29,788	28,459	36,628	39,793
Operating, leased-in equipment	3,690	3,591	4,212	4,531	4,452
Administrative and general	21,705	11,826	14,393	10,588	11,929
Depreciation and amortization	14,633	12,503	13,764	14,213	15,254
	80,820	57,708	60,828	65,960	71,428
Gains (Losses) on Asset Dispositions and Impairments, Net	(6,318)	4,819	(66,252)	(29,233)	(20,357)
Operating Loss	(44,815)	(18,585)	(82,719)	(41,068)	(34,514)
Other Income (Expense):
Interest income	275	850	1,087	973	987
Interest expense	(4,546)	(3,182)	(2,553)	(2,512)	(2,585)
SEACOR Holdings management fees	(1,283)	(1,925)	(1,925)	(1,925)	(1,925)
SEACOR Holdings guarantee fees	(75)	(76)	(78)	(80)	(31)
Marketable security gains (losses), net	(109)	11,738	4,413	1,619	(2,492)
Derivative gains (losses), net	(213)	(89)	(82)	16	163
Foreign currency gains (losses), net	(1,094)	(189)	151	(1,084)	(819)
Other, net	—	(1)	(1,756)	1	—
	(7,045)	7,126	(743)	(2,992)	(6,702)
Loss Before Income Tax Benefit and Equity in Earnings (Losses) of 50% or Less Owned Companies	(51,860)	(11,459)	(83,462)	(44,060)	(41,216)
Income Tax Benefit	(13,800)	(3,422)	(27,638)	(15,263)	(13,742)
Loss Before Equity in Earnings (Losses) of 50% or Less Owned Companies	(38,060)	(8,037)	(55,824)	(28,797)	(27,474)
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	1,571	438	(5,950)	790	(3,315)
Net Loss	(36,489)	(7,599)	(61,774)	(28,007)	(30,789)
Net Loss attributable to Noncontrolling Interests in Subsidiaries	(2,497)	(204)	(199)	(74)	(209)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(33,992)	$(7,395)	$(61,575)	$(27,933)	$(30,580)

Basic and Diluted Losses Per Common Share of SEACOR Marine Holdings Inc.	$(1.93)	$(0.42)	$(3.48)	$(1.58)	$(1.73)

Basic and Diluted Weighted Average Common Shares of Outstanding	17,632	17,671	17,671	17,671	17,671
Common Shares Outstanding at Period End	17,671	17,671	17,671	17,671	17,671

SEACOR MARINE HOLDINGS INC. TIME CHARTER STATISTICS (unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Rates Per Day Worked:
Anchor handling towing supply	$10,774	$13,341	$13,686	$16,469	$20,828
Fast support	8,086	7,417	7,875	7,848	7,636
Supply	6,028	11,707	6,298	5,935	5,709
Standby safety	8,457	8,131	8,284	8,904	9,632
Specialty	12,000	—	37,024	30,593	18,642
Liftboats	10,315	9,782	13,486	16,822	11,852
Overall Average Rates Per Day Worked (excluding wind farm utility)	8,431	8,272	9,093	10,089	10,354
Wind farm utility	2,124	2,005	2,104	2,260	2,394
Overall Average Rates Per Day Worked	5,649	5,726	6,308	6,834	7,352

Utilization:
Anchor handling towing supply	24%	15%	20%	27%	33%
Fast support	43%	44%	47%	62%	69%
Supply	48%	20%	19%	31%	27%
Standby safety	80%	80%	81%	78%	77%
Specialty	5%	—%	23%	58%	81%
Liftboats	16%	1%	1%	8%	6%
Overall Fleet Utilization (excluding wind farm utility)	43%	38%	39%	47%	50%
Wind farm utility	90%	65%	71%	86%	77%
Overall Fleet Utilization	56%	46%	47%	58%	57%

Available Days:
Anchor handling towing supply	1,274	1,260	1,564	1,483	1,365
Fast support	3,684	3,212	3,312	2,389	2,174
Supply	580	630	953	1,109	1,140
Standby safety	1,820	1,800	1,840	1,989	2,104
Specialty	273	270	337	276	273
Liftboats	1,365	1,265	1,380	1,380	1,365
Overall Fleet Available Days (excluding wind farm utility)	8,996	8,437	9,386	8,626	8,421
Wind farm utility	3,367	3,330	3,404	3,345	3,276
Overall Fleet Available Days	12,363	11,767	12,790	11,971	11,697

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (in thousands, except for statistics, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
United States, primarily Gulf of Mexico
Operating revenues:
Time charter	$4,889	$2,995	$2,694	$6,440	$8,726
Other marine services	1,198	826	906	1,083	1,054
	6,087	3,821	3,600	7,523	9,780
Direct operating expenses:
Personnel	4,183	3,130	3,310	4,865	6,368
Repairs and maintenance	937	737	551	768	643
Drydocking	310	573	19	(8)	175
Insurance and loss reserves	1,205	805	484	1,200	680
Fuel, lubes and supplies	545	310	112	533	234
Other	51	72	(36)	118	28
	7,231	5,627	4,440	7,476	8,128
Direct Vessel Profit (Loss)	$(1,144)	$(1,806)	$(840)	$47	$1,652

Leased-in equipment (included in operating costs and expenses)	$2,205	$2,211	$2,215	$2,040	$1,858
Time Charter Statistics:
Overall average rates per day worked	$9,619	$10,133	$9,316	$13,810	$17,109
Overall fleet utilization	13%	7%	7%	14%	17%
Overall fleet available days	4,063	3,998	4,169	3,264	3,040
Out-of-service days for repairs, maintenance and drydockings	221	159	32	8	69
Out-of-service days for cold-stacked status	3,070	3,456	3,794	2,466	2,188

Africa, primarily West Africa
Operating revenues:
Time charter	$7,786	$5,847	$8,072	$8,593	$8,902
Other marine services	215	192	582	238	131
	8,001	6,039	8,654	8,831	9,033
Direct operating expenses:
Personnel	3,428	2,608	3,024	3,195	3,324
Repairs and maintenance	3,234	544	694	441	522
Drydocking	683	1,057	(103)	617	426
Insurance and loss reserves	357	182	144	147	36
Fuel, lubes and supplies	704	559	790	748	598
Other	871	646	221	890	883
	9,277	5,596	4,770	6,038	5,789
Direct Vessel Profit (Loss)	$(1,276)	$443	$3,884	$2,793	$3,244

Leased-in equipment (included in operating costs and expenses)	$969	$970	$972	$974	$975
Time Charter Statistics:
Overall average rates per day worked	$10,348	$9,388	$10,511	$9,858	$9,938
Overall fleet utilization	67%	61%	53%	62%	65%
Overall fleet available days	1,123	1,019	1,445	1,401	1,373
Out-of-service days for repairs, maintenance and drydockings	125	19	56	58	37
Out-of-service days for cold-stacked status	91	180	507	289	273

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except for statistics, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Middle East and Asia
Operating revenues:
Time charter	$7,415	$5,823	$10,187	$12,763	$10,554
Other marine services	109	877	2,935	2,566	2,641
	7,524	6,700	13,122	15,329	13,195
Direct operating expenses:
Personnel	4,147	3,123	4,367	4,778	5,058
Repairs and maintenance	3,947	576	1,539	1,394	1,659
Drydocking	358	158	5	719	(284)
Insurance and loss reserves	353	346	118	199	151
Fuel, lubes and supplies	908	524	802	961	1,498
Other	1,061	1,465	851	790	827
	10,774	6,192	7,682	8,841	8,909
Direct Vessel Profit (Loss)	$(3,250)	$508	$5,440	$6,488	$4,286

Leased-in equipment (included in operating costs and expenses)	$516	$346	$836	$1,254	$1,123
Time Charter Statistics:
Overall average rates per day worked	$6,580	$7,017	$9,083	$10,179	$8,649
Overall fleet utilization	55%	49%	58%	63%	61%
Overall fleet available days	2,067	1,710	1,932	1,988	2,002
Out-of-service days for repairs, maintenance and drydockings	122	50	3	24	73
Out-of-service days for cold-stacked status	304	320	186	—	47

Brazil, Mexico, Central and South America
Operating revenues:
Bareboat charter	$1,156	$1,143	$1,169	$1,967	$3,045
Other marine services	162	75	76	220	498
	1,318	1,218	1,245	2,187	3,543
Direct operating expenses:
Personnel	148	13	24	198	367
Repairs and maintenance	116	4	5	20	59
Insurance and loss reserves	4	7	6	—	(12)
Fuel, lubes and supplies	27	—	(172)	—	112
Other	3	1	—	(56)	75
	298	25	(137)	162	601
Direct Vessel Profit	$1,020	$1,193	$1,382	$2,025	$2,942

Leased-in equipment (included in operating costs and expenses)	$—	$—	$(1)	$180	$367
Time Charter Statistics:
Overall average rates per day worked	$—	$—	$—	$—	$—
Overall fleet utilization	—%	—%	—%	—%	—%
Overall fleet available days	105	90	184	170	83
Out-of-service days for cold-stacked status	91	90	184	170	83

SEACOR MARINE HOLDINGS INC. DIRECT VESSEL PROFIT (“DVP”) BY REGION (continued) (in thousands, except for statistics, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Europe, primarily North Sea
Operating revenues:
Time charter	$18,713	$16,065	$17,094	$19,677	$21,052
Other marine services	680	461	646	578	668
	19,393	16,526	17,740	20,255	21,720
Direct operating expenses:
Personnel	8,671	7,917	8,157	9,827	10,724
Repairs and maintenance	2,191	1,734	1,955	2,194	2,544
Drydocking	900	1,279	210	696	1,646
Insurance and loss reserves	207	219	240	163	248
Fuel, lubes and supplies	1,006	949	907	957	911
Other	237	250	235	274	293
	13,212	12,348	11,704	14,111	16,366
Direct Vessel Profit	$6,181	$4,178	$6,036	$6,144	$5,354

Leased-in equipment (included in operating costs and expenses)	$—	$64	$190	$83	$129
Time Charter Statistics:
Average rates per day worked - Standby safety	$8,457	$8,131	$8,284	$8,904	$9,632
Fleet utilization - Standby safety	80%	80%	81%	78%	77%
Fleet available days - Standby safety	1,820	1,800	1,840	1,989	2,104
Average rates per day worked - Wind farm utility	$2,124	$2,005	$1,991	$2,083	$2,235
Fleet utilization - Wind farm utility	95%	69%	73%	89%	79%
Fleet available days - Wind farm utility	3,185	3,150	3,220	3,161	3,094
Out-of-service days for repairs, maintenance and drydockings	124	173	130	136	211

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NON-GAAP PRESENTATION) (in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
Cash Flows from Operating Activities:
Regional DVP(1)	$1,531	$4,516	$15,902	$17,497	$17,478
Operating, leased-in equipment (excluding amortization of deferred gains)	(5,740)	(5,641)	(6,262)	(6,580)	(6,502)
Administrative and general (excluding provisions for bad debts and amortization of restricted stock)	(22,596)	(10,267)	(10,113)	(10,588)	(11,929)
SEACOR Holdings management and guarantee fees	(1,358)	(2,001)	(2,003)	(2,005)	(1,956)
Other, net (excluding non-cash losses)	—	(1)	(272)	1	—
Dividends received from 50% or less owned companies	1,642	—	406	—	371
	(26,521)	(13,394)	(2,342)	(1,675)	(2,538)
Changes in operating assets and liabilities before interest and income taxes	18,635	24,903	(14,377)	(8,383)	(6,369)
Purchases of marketable securities	—	—	(14,321)	(286)	(1,658)
Proceeds from sale of marketable securities	—	51,877	—	—	—
Cash settlements on derivative transactions, net	(166)	(22)	(285)	(80)	(216)
Interest paid, excluding capitalized interest	(3,626)	—	(2,280)	1,238	(1,656)
Interest received	275	2,372	(291)	1,832	126
Income taxes (paid) refunded, net	(157)	(440)	21,208	(204)	2,493
Net cash provided by (used in) operating activities (GAAP Measure)	(11,560)	65,296	(12,688)	(7,558)	(9,818)
Cash Flows from Investing Activities:
Purchases of property and equipment, excluding capitalized interest	(17,006)	(9,484)	(16,153)	(35,202)	(23,380)
Capitalized interest paid	(1,654)	(659)	(1,925)	(1,764)	(1,553)
Cash settlements on derivative transactions, net	—	(324)	(342)	(31)	—
Proceeds from disposition of property and equipment	1,252	8,297	37,800	980	2,901
Construction reserve funds (deposits) withdrawals, net	15,678	(5,268)	(16,310)	6	76,683
Net investing activities in property and equipment	(1,730)	(7,438)	3,070	(36,011)	54,651
Net investing activities in 50% or less owned companies	(1,733)	4,956	(8,661)	(2,008)	(1,891)
Net investing activities in third party notes receivable	—	—	(380)	—	50
Net increase in restricted cash	(13)	(349)	(67)	(1,120)	—
Cash assumed on consolidation of 50% or less owned companies	—	1,943	—	—	—
Business acquisitions, net of cash acquired	(9,751)		—	—	—
Net cash provided by (used in) investing activities (GAAP Measure)	(13,227)	(888)	(6,038)	(39,139)	52,810
Cash Flows from Financing Activities:
Payments on long-term debt	(2,800)	(1,173)	(2,027)	(487)	(22,498)
Proceeds from issuance of debt, net of issue costs	(173)	3,396	6,564	13,920	22,463
Distribution of SEACOR Marine restricted stock to Company personnel by SEACOR Holdings	(2,656)	—	—	—	—
Purchase of subsidiary shares from noncontrolling interests	(3,693)	—	—	—	—
Net cash provided by (used in) financing activities (GAAP Measure)	(9,322)	2,223	4,537	13,433	(35)
Effects of Exchange Rate Changes on Cash and Cash Equivalents	858	269	(979)	(385)	(829)
Net Increase (Decrease) in Cash and Cash Equivalents	(33,251)	66,900	(15,168)	(33,649)	42,128
Cash and Cash Equivalents, Beginning of Year	184,209	117,309	132,477	166,126	123,998
Cash and Cash Equivalents, End of Year	$150,958	$184,209	$117,309	$132,477	$166,126
______________________

(1)
Direct vessel profit (defined as operating revenues less operating expenses excluding leased-in equipment and as presented in the preceding table, “DVP”) is our measure of segment profitability when applied to individual segments and a non-GAAP measure when applied on a consolidated basis for the combined fleet. We believe that DVP is a critical financial measure to analyze and compare the operating performance of our individual vessels, fleet categories and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels). DVP is also useful when comparing our fleet’s performance against those of our competitors who may have differing fleet financing structures. DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the operation of our fleet, and it should not be considered in isolation or used as a substitute for our results as reported under GAAP.

SEACOR MARINE HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$150,958	$184,209	$117,309	$132,477	$166,126
Restricted cash	1,824	1,811	1,462	1,120	—
Marketable securities	688	785	40,139	22,894	22,221
Receivables:
Trade, net of allowance for doubtful accounts	43,475	48,044	44,830	62,326	61,533
Due from SEACOR Holdings	—	—	19,102	—	—
Other	11,957	11,701	21,316	18,864	13,701
Inventories	3,376	3,421	3,058	3,165	3,219
Prepaid expenses and other	3,719	3,068	3,349	2,460	3,141
Total current assets	215,997	253,039	250,565	243,306	269,941
Property and Equipment:
Historical cost	1,155,155	1,089,176	958,759	1,058,048	1,098,914
Accumulated depreciation	(543,822)	(534,522)	(540,619)	(552,018)	(556,909)
	611,333	554,654	418,140	506,030	542,005
Construction in progress	90,335	83,710	123,801	122,633	101,914
Net property and equipment	701,668	638,364	541,941	628,663	643,919
Investments, at Equity, and Advances to 50% or Less Owned Companies	100,719	114,767	138,311	133,011	130,034
Construction Reserve Funds	67,799	83,477	78,209	61,899	61,905
Other Assets	6,072	6,176	6,093	20,048	20,081
	$1,092,255	$1,095,823	$1,015,119	$1,086,927	$1,125,880

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$81,593	$26,600	$20,400	$20,351	$20,351
Accounts payable and accrued expenses	23,436	26,399	25,969	27,029	26,187
Due to SEACOR Holdings	3,519	1,827	—	2,497	2,838
Other current liabilities	47,014	46,055	34,647	39,233	44,707
Total current liabilities	155,562	100,881	81,016	89,110	94,083
Long-Term Debt	233,904	274,408	217,805	209,724	194,115
Conversion Option Liability on 3.75% Convertible Senior Notes	27,109	—	—	—	—
Deferred Income Taxes	117,332	121,028	124,945	131,225	148,307
Deferred Gains and Other Liabilities	39,324	38,820	41,198	44,374	48,368
Total liabilities	573,231	535,137	464,964	474,433	484,873
Equity:
SEACOR Marine Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	177	177	177	177	177
Additional paid-in capital	302,678	306,359	306,359	306,359	306,359
Retained earnings	208,025	242,017	249,412	310,987	338,920
Accumulated other comprehensive loss, net of tax	(9,690)	(10,679)	(11,337)	(11,024)	(10,668)
	501,190	537,874	544,611	606,499	634,788
Noncontrolling interests in subsidiaries	17,834	22,812	5,544	5,995	6,219
Total equity	519,024	560,686	550,155	612,494	641,007
	$1,092,255	$1,095,823	$1,015,119	$1,086,927	$1,125,880

SEACOR MARINE HOLDINGS INC. FLEET COUNTS (unaudited)

	Jun. 30, 2017(1)	Mar. 31, 2017(1)	Dec. 31, 2016(2)	Sep. 30, 2016	Jun. 30, 2016

Anchor handling towing supply	25	25	25	27	27
Fast support	49	51	48	50	39
Supply	26	28	28	31	33
Standby safety	21	21	21	21	23
Specialty	6	6	6	7	7
Liftboats	15	15	15	15	15
Wind farm utility	40	40	40	40	39
	182	186	183	191	183
______________________

(1)	Excludes six offshore support vessels retired and removed from service.

(2)	Excludes eight offshore support vessels retired and removed from service.

SEACOR MARINE HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF JUNE 30, 2017 (unaudited)

	2017		2018				2019				2020
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total

Fast support	2	—	—	—	—	1	—	1	—	1	—	1	6
Supply(1)	—	—	1	—	1	—	1	—	—	—	—	—	3
Wind farm utility	—	1	—	—	—	—	—	—	—	—	—	—	1
______________________

(1)	Includes one vessel that may be assumed by a third party at their option.